Exhibit 19.1

Policies and Procedures for Transacting in
Securities of Cohen & Steers, Inc.
I.General
Covered Persons
These Policies and Procedures for Transacting in Securities of Cohen & Steers, Inc. (this “Policy”) govern transactions in securities of Cohen & Steers, Inc. (the “Company”) by directors, officers and employees of the Company or any subsidiary thereof (collectively, the “Covered Persons”). Covered Persons also include:
•the Covered Person’s spouse or domestic partner;
•the Covered Person’s minor children and dependent household members;
•any immediate family members living in the Covered Person’s household;
•any family members who do not live in the Covered Person’s household but whose account over which the Covered Person has a beneficial interest or control; and
•trusts, corporations and other entities or accounts beneficially owned or controlled by a Covered Person.
Policy
It is the policy of the Company that the Company, its subsidiaries and its directors, officers and employees comply with all federal and state securities laws and regulations applicable to trading the Company’s securities. Accordingly, this Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company and to trading in securities while in possession of such information. Covered Persons may not trade in the Company’s securities at any time when the Covered Person has material non-public information concerning the Company. The term “trading” applies to all transactions involving any securities of the Company, whether or not the transaction is a purchase or sale in the usual sense, and whether or not the security is common share or a derivative security such as a restricted stock unit or an option. Under the rules of the Securities and Exchange Commission (the “SEC”), transactions in securities of the Company include, but are not limited to, purchases and sales (private and open-market) including sales of shares of common stock that were delivered to a Covered Person in connection with awards pursuant to Company compensation plans, pledges, the exercise of stock options granted under the Company’s stock plans and sales of stock acquired upon the exercise of options. Dispositions of securities include not only the sale of such securities but also gift transfers and charitable donations or contributions.
Tipping
It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain securities of a company to which such inside information relates. This includes any communication providing inside information on social media or other internal or external internet platforms. No
Last updated: February 2025

Covered Person may disclose (“tip”) material non-public information concerning the Company to any other person (including family members), and no Covered Person may make trading recommendations on the basis of such material non-public information. In addition, Covered Persons should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
Policy Protections
Violations of the insider trading laws may subject a Covered Person to personal liability, civil penalties and criminal penalties (including imprisonment). While this Policy is intended to protect Covered Persons from insider trading violations, it does not replace a Covered Person’s responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. Any specific questions regarding this Policy or applicable law should be directed to the Company’s General Counsel.
II.Trading Windows
The Company has established four trading windows per calendar year during which Covered Persons may engage in transactions involving securities of the Company. Each trading window opens on the second trading day on the New York Stock Exchange after the day on which the Company publicly releases its quarterly earnings for the prior fiscal quarter. Each trading window closes ten (10) calendar days prior to the last calendar day of such quarter. After a trading window closes, Covered Persons may not purchase, sell, pledge, gift (including charitable contributions or donations) or otherwise acquire, transfer or dispose of any of the Company’s securities (excluding acquisitions of securities pursuant to an exercise of a stock option without a subsequent sale). A member of the Company’s Legal & Compliance Department will circulate a firm-wide e-mail announcing the opening and closing of each trading window.
The prohibition against trading while in possession of, or tipping, material non-public information also applies during an open trading window. For example, if a Covered Person is aware that a material strategic transaction, such as a securities offering or acquisition or divestiture, is pending, or that a forthcoming publication in the financial press may affect the relevant securities market, such Covered Person may not trade in the Company’s securities, even during an open window period.
Notwithstanding anything contained herein to the contrary, the Company reserves the right to close open trading windows at any time and for any reason in its sole discretion. In such case, designated Covered Persons will be denied the opportunity to trade in the Company’s securities.
In the event the Company determines to take any such action, the Legal & Compliance Department will notify affected Covered Persons of the imposition of the related restrictions. All those affected shall not trade in the Company’s securities while a closure or suspension is in effect, and shall not disclose to others that trading has been denied or restricted.

III.Pre-Approval Policy
All Covered Persons are required to request approval from the Company’s Legal & Compliance Department of each proposed transaction in accordance with the approval process set forth below before a transaction is executed.
•Requests for pre-clearance may only be submitted, and approval for trades and gifts of securities of the Company will generally be granted only, during an open trading window, and pre-clearance is valid only for the day the request is submitted and approved. Any pre-clearance request submitted and approved after the market close must be executed in the after-market trading hours for that same trade date. For non-U.S. Covered Persons, pre-clearance is valid only for the day of approval plus the following business day. Any transaction for which pre-clearance has been granted and is not executed in accordance with the above must be resubmitted for approval on a subsequent business day during an open trading window.
•All Covered Persons must seek and receive written approval from the Company’s Legal & Compliance Department prior to executing a transaction in the Company’s securities. This requirement applies even during an open trading window. This requirement includes transactions in accounts where trading discretion is delegated to an independent third party. Pre-clearance should be requested through the Company’s personal trading system, and Covered Persons must certify at the time of pre-clearance that they are not in possession of material non-public information. A pre-clearance request may be denied for any reason. A Covered Person is not entitled to receive an explanation or reason if their pre-clearance request is denied.
IV.Certain Limited Exceptions to Trading Restrictions
Notwithstanding anything contained herein to the contrary, the requirements for pre-clearance and prohibitions on trading Company securities during a closed window period, as set forth in this Policy, do not apply to:
•the withholding by the Company (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case to satisfy tax withholding requirements;
•the purchase of stock through the Company’s employee stock purchase plan (the “ESPP”), provided however that the sale of any such stock remains subject to the window period restrictions and other requirements set forth in this Policy;
•to the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Company’s securities, provided however that the sale of any such stock remains subject to the window period restrictions and other requirements set forth in this Policy;
•transactions made pursuant to a pre-approved, written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•transferring shares to an entity or in a manner that does not involve a change in the beneficial ownership of the shares; or
•the exercise of stock options to buy and hold the Company’s stock (and not sell) (including any net settled stock option exercise to buy and hold) under our stock incentive plans; however, the sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to the pre-clearance and window period requirements set forth in this Policy.
V.Minimum Holding Period in Company Securities
Excessive or inappropriate trading of the Company’s common stock is prohibited. Accordingly, purchases of the Company’s securities by employees of the Company or any subsidiary thereof are subject to a 30-day holding period.1 For the avoidance of doubt, the aforementioned holding period does not apply to shares of the Company’s common stock acquired other than through a purchase, for example shares delivered in connection with the vesting of restricted stock units awarded by the Company. Certain limited exceptions to this holding period are available on a case-by-case basis and must be approved by the Global Chief Compliance Officer or a designee prior to execution. Exceptions to this policy include, but are not limited to, hardships and extended disability. Nonvolitional trades such as automatic investment and withdrawal programs and automatic rebalancing are permitted transactions under this policy.
Directors and officers of the Company who are or become “Section 16 reporting persons” may be required to hold Company securities for longer periods in order to prevent “short swing profit” liability from arising under the Exchange Act and the rules and regulations promulgated thereunder (see Section X, below).
VI.Managed Accounts
If a Covered Person maintains a managed account (an account pursuant to which another person such as a broker, investment advisor, financial advisor or trustee has been given discretion or authority to trade without the prior approval of such Covered Person), a Covered Person must advise such other person not to trade in Company securities during a Company closed window period or at any time such Covered Person is otherwise restricted from trading Company securities. For the avoidance of doubt, all Covered Persons must obtain pre-clearance before transacting in Company securities held in managed accounts, including during a Company open window period.

1     Option transactions are subject to the 30-day holding period from the date on which the Covered Person entered the contract. All Covered Persons are prohibited from profiting from the purchase and sale or the sale and purchase of the same security (or equivalent) within 30 calendar days. Any profits realized from the purchase and sale or the sale and purchase of the same security (or equivalent) within the 30-day restriction period shall be disgorged. Transactions that would result in a loss are not subject to the minimum holding periods described above. The holding period is calculated using FIFO method (first-in-first out) and therefore the holding period rule is violated if there is a profit when: (i) The first purchase(s) during the timeframe are followed by a sale at a higher price; or the first sale(s) during the timeframe are followed by a purchase at a lower price in the same account. The price is calculated by looking at the price of the earliest opposite-side transactions during the thirty-day period.

VII.Prohibition on Short Sales and Hedging Activities
Covered Persons are prohibited from:
•engaging in transactions in puts, calls or other derivatives of the Company’s securities on an exchange or in any other organized market, and engaging in any other derivative or hedging transactions in the Company’s securities;
•short-selling the Company’s securities or “selling against the box” (i.e. failing to deliver sold securities); and
•engaging in any transactions intended to hedge or minimize losses in the Company’s securities.
VIII.Restrictions on Margin Accounts and Pledges
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material non-public information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
Therefore, no Covered Person, whether or not in possession of material non-public information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. Requests for approval must be submitted to the General Counsel or a designee at least three business days prior to the day such person intends to execute documents evidencing the proposed pledge. The General Counsel (or designee) is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason.
Approvals will be granted only in limited circumstances and will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request.
The Company expressly assumes no liability for the consequences of any transactions made by a Covered Person, including any liability that may arise as a result of a margin or foreclosure sale occurring during a closed trading window or while the Covered Person is otherwise in possession of material non-public information. Each Covered Person is individually responsible for complying with applicable law and this Policy, regardless of whether the Company has prohibited trading by that Covered Person or any other Covered Person. In addition, Section 16 reporting persons must also bear in mind that they will likely have a legal obligation to promptly and publicly disclose a margin sale or foreclosure sale of Company securities, even if such sale occurs during a closed trading window.

A Covered Person should always carefully consider all related risks before proceeding with any of the actions or transactions described in this Section VIII.
IX.10b5-1 Trading Plans and Non-Rule 10b5-1 Trading Arrangements
Any 10b5-1 trading plan or other trading arrangement of a Covered Person (i) must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the SEC’s rules, (ii) may only be established when such person is not in possession of material non-public information and during an open trading window and (iii) may not permit such person to exercise any subsequent influence over how, when or whether any purchases or sales are made. The person who entered into such trading plan must act in good faith with respect to such plan or other trading arrangement.
All Covered Persons are required to request and obtain approval from the Company’s Legal & Compliance Department prior to the entry into, modification and/or termination of any written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act and any non-Rule 10b5-1 trading arrangements, and of any acquisition or disposition made in accordance with any such plan or trading arrangement.
X.Additional Requirements and Restrictions for Company Directors and Section 16 Officers
Directors and officers of the Company who are Section 16 reporting persons must also comply with the procedures set forth in this Section X as well as the Company’s Section 16 Policies and Procedures when transacting in the Company’s securities.
With respect to directors and officers of the Company who are Section 16 reporting persons, this Policy shall continue to apply for up to six months after such person is no longer a director or officer. It also applies to transactions during the same period by any person who is a Covered Person by virtue of such person’s relationship to a director or officer of the Company as described in Section I of this Policy. Accordingly, each former director or officer should, for a period of six months after leaving such position, submit formal written notification to the Company’s Legal & Compliance Department at least one day in advance of any proposed transaction by such person or by any person who is a Covered Person by virtue of such person’s relationship to a director or officer of the Company. Such notice shall describe in detail the proposed transaction, including the type of transaction, the number of shares and the parties involved. Before the transaction is consummated, written approval from the Company’s Legal & Compliance Department must be obtained.
XI.Legal Effect of This Policy
This Policy, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

The failure of a director, officer or other employee of the Company to comply with this Policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law.